Exhibit 10.2

[Fisher Letterhead]

Date:	March 9, 2009

To:	Colleen Brown

From:	Joe Lovejoy

Re:	2009 Salary Adjustment

Given the current, troubling economic environment and its impact on Fisher, I would like to make a personal contribution to Fisher’s continuing efforts to reduce costs. Accordingly, I would like to voluntarily reduce my 2009 salary by 5%, effective January 1, 2009.

I have appreciated your continuing support of my career at Fisher and feel this decision is the right one for these times.